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                                   EXHIBIT AL

                      Summary Term Sheet for Asset Purchase
                  and Debtor in Possession Financing Agreement


Seller/Borrower:         Phoenix Information Systems Corp. (the "Debtor")

Purchaser/Lender:        SC Phoenix Partners (the "Purchaser")

Purchased                Assets:   All  assets  of  the  Debtor,   tangible  and
                         intangible, real and personal,  including all stock and
                         joint venture and partnership  interests of the Debtor,
                         chose in action,  accounts receivable and cash, and the
                         proceeds of all of the foregoing,  including  executory
                         contracts  and  unexpired  leases with the exception of
                         any assets,  executory  contracts and unexpired  leases
                         listed by the  Purchaser  as  "excluded  assets" in the
                         Definitive   Sale    Documentation    (defined   below)
                         (collectively, the "Assets")

Purchase Price: $20,000,000 in cash or cash equivalents (including setoff against any amounts outstanding under DIP Facility (defined below) and credit against Series C Preferred)

Definitive               Sale Purchaser and Debtor shall enter into a definitive
Documentation:           Purchase  and  Sale  Agreement  (the  "Definitive  Sale
                         Documentation")  on or before  December  9,  1997.  The
                         Definitive   Sale   Documentation   and   any   related
                         documentation  shall be  satisfactory  to Purchaser and
                         its  counsel  in  all  respects.  The  Definitive  Sale
                         Documentation    shall    contain   such    conditions,
                         representations  and  warranties  and  covenants as are
                         customarily    found   in    agreements   to   purchase
                         substantially  all of the  assets of a debtor  and such
                         additional   provisions   appropriate   in  Purchaser's
                         judgment for this transaction, including:

Conditions to            1.   Purchaser   shall  have   received  on  or  before
Purchaser'sClosing:           December  26,  1997 a letter  from China  Southern
                              Airlines  that  (1)  confirms   China   Southern's
                              ongoing  commitment  to  the  joint  venture,  (2)
                              commits to the development of a rollout plan as soon as reasonably possible but in no event later than January 30, 1998, (3) establishes a firm date for having an adequate project team in place to achieve cutover, and (4) establishes a firm date for cutover



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                         2.   Entry  of  Purchaser   and  Debtor  on  or  before
                              December   3,   1997  into  the   Definitive   DIP
                              Documentation (defined below)

                         3. Satisfactory completion (in Purchaser's sole determination) on or before December 23, 1997 of business, operational and legal due diligence of Debtor, including as to the amount of allowable claims against the Debtor

                         4. Entry on or before December 8, 1997 of an order of the bankruptcy court ("Interim Order") in form and substance satisfactory to Purchaser and its counsel, including a finding that Interim DIP Facility (defined below) and preliminary aspects of Assets sale transaction (notice provision, break-up fee, non- solicitation provision) are in good faith and otherwise comply with sections 364(e) and 363(m) of the Bankruptcy Code, authorizing and approving:

                              (a)  Interim DIP Facility

                              (b) Reimbursement of all of Purchaser's expenses (including, without limitation, expenses of counsel and other consultants and internal legal expenses attributable to the DIP Facility and Assets sale transaction) in connection with Assets sale transaction and DIP Facility, not to exceed $400,000, which obligation shall be secured by a senior lien on the Assets under section 364(d) of the Bankruptcy Code and a superpriority claim under sections 364(c)(1) and 503(b) of the Bankruptcy Code over expenses of the kind specified in sections 503(b), 506(c), 507(b) and 726(b) of the Bankruptcy Code ("Superpriority Claim")

                              (c) Break-up fee of $1,000,000, to be paid as a Superiority Claim from the proceeds of any alternative transaction, whether pursuant to section 363(b) or 1129 of the Bankruptcy Code, payable immediately upon closing of such alternative transaction

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                              (d)  Debtor's agreement (i) not to solicit, either
                                   directly   or   indirectly,   any  offers  to
                                   purchase, or otherwise finance, any of the Assets and (ii) to provide Purchaser with the terms of any offers received by the Debtor as promptly as practicable, but in any event within 24 hours of such receipt

                              (e) Debtor's agreement to provide Purchaser with notice of any event or occurrence having a material effect on the business, conditions or prospects, financial or otherwise, of the Debtor's business or the Assets, as promptly as practicable, but any event within 24 hours of the Debtor's receipt of such information

                              (f) The date of the final hearing on the DIP Facility and hearing on the sale of the Assets and approving the form and manner of notice

                         5. Entry on or before December 30, 1997 of a final order of the bankruptcy court, in form and substance satisfactory to Purchaser and its counsel, including (i) a finding that the Assets purchase is in good faith and otherwise satisfies section 363(m) of the Bankruptcy Code, (ii) channeling injunction of all claims and interests against the Seller, its directors and officers and Purchaser to the Asset sale proceeds, (iii) authorizing and approving the sale of the Assets to Purchaser pursuant to the Definitive Sale
                              Documentation free and clear of all claims and interests under sections 363(b) and (f) of the Bankruptcy Code and the assignment to Purchaser of all specified executory contracts and unexpired leases under section 365 of the Bankruptcy Code, and (iv) such other terms as Purchaser may require.




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                         6.   Debtor  shall  provide  Purchaser  and its counsel
                              with copies of all proposed pleadings and orders in the bankruptcy case pertaining to the Assets or their proposed sale or to the DIP Facility, with sufficient time to permit review and comment by Purchaser. The Debtor shall not issue any press release in which Purchaser or any affiliate or
                              agent   of   Purchaser   is   mentioned    without
                              Purchaser's prior review and approval.

DIP Facility:            Working capital  facility to provide  requirements  for
                         Debtor's   continued  ordinary  course  operations  (as
                         provided in Budget (defined below) and certified in advance to Lender by a responsible officer of the Borrower) until hearing on Asset sale ("DIP Facility")

Amount and               Up to $600,000 available as follows:
Availability of DIP
Facility:                $75,000  initial  availability  to be made on or before
                         December  8,  1997  ("Initial  DIP  Facility").  Up  to
                         $525,000 to be made  thereafter on or before Asset sale
                         hearing,   subject  to  such  conditions  precedent  to
                         subsequent  advances  as are  customarily  found in DIP
                         facilities,    including    absence    of    event   of
                         default/termination event

Interest:                14 percent  per annum;  after an event of  default,  16
                         percent per annum. Interest shall be payable currently.

Maturity:                Borrowings  under the DIP  Facility are to be repaid in
                         full on the date which is the  earlier of (a)  December
                         30,  1997,   (b)   consummation   of  the   transaction
                         contemplated by the Definitive Sale  Documentation,  or
                         (c) the occurrence of an event of default









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Collateral and           First lien on all Assets  under  section  364(d) of the
Superpriority            Bankruptcy  Code.  Upon  either (a) event of default or
Claim:                   (b) termination of the DIP Facility, the automatic stay
                         shall be lifted  without  further action on the part of
                         Purchaser  (other than five days'  prior  notice to the
                         Debtor and any official  committee) to permit Purchaser
                         to  foreclose  on or take other  action with respect to
                         the  collateral;  provided  that  the  Debtor  and  any
                         official committee shall have such five days to attempt
                         to prevent  such lifting of the  automatic  stay on the
                         sole basis  that such  event of default or  termination
                         event   has  not   occurred.   All   liens   shall   be
                         automatically perfected pursuant to bankruptcy court order; however, the automatic stay shall be modified to permit other perfection at Purchaser's option

                         Superpriority Claim, other than with respect to fees of U.S. trustee and bankruptcy court-approved professional fees not to exceed $425,000, which shall be pari passu with Lender's claim

Fees: All fees shall be included in expense reimbursement and break-up fee agreed to and authorized in connection with the Definitive Sale Documentation

Additional               Entry of Lender  and  Debtor on or before  December  3,
Conditions of DIP        1997  into   definitive   documentation   in  form  and
Facility:                substance   satisfactory  to  Lender  and  its  counsel
                         ("Definitive  DIP  Documentation").  The Definitive DIP
                         Documentation    shall    contain   such    conditions,
                         representations and warranties and covenants as are customarily found in DIP facilities and additional provisions appropriate in Lender's judgment for this transaction, including:












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                         1.   Conditions

                              (a) Entry into Definitive Sale Documentation on or before December 9, 1997

                              (b) Satisfactory completion (in Lender's sole determination) on or before December 8, 1997 of business, operational and legal due diligence of the Debtor

                              (c) Entry of Interim Order on or before December 8, 1997

                              (d) Entry on or before December 19, 1997 of a final order of the bankruptcy court satisfactory to Lender and its counsel, including finding of good faith and otherwise of satisfaction of section 364(e), authorizing and approving the DIP Facility

                         2.   Covenants

                              (a) Debtor will observe a budget to be negotiated in Definitive DIP Documentation (the "Budget"). The Budget will allow for ongoing payments of professional and United States Trustee fees, subject to bankruptcy court approval, in an amount not to exceed $425,000; provided that no such fees shall be used for the purpose of investigating or attacking Purchaser, its claims or interests or the DIP Facility or Asset purchase in any manner.

                              (b) Weekly cash flow and other agreed financial reporting compliance.

                              (c)  Negative  pledge;  no other  financing  under
                                   section 364 of the Bankruptcy Code

                              (d) Debtor to use best efforts to preserve and protect the value of the Assets

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Events of                Such events of default as are customarily  found in DIP
Default/Termination      facilities and others appropriate in Lender's judgment,
Events:                  including:

                         1.   Non-payment  when due of  amounts  due  under  DIP
                              Facility

                         2. Breach of any covenant contained in Definitive DIP Documentation or Definitive Sale Documentation

                         3. Dismissal of bankruptcy case, any conversion to chapter 7, appointment of a bankruptcy trustee or an examiner or other person with expanded powers, termination of the Debtor's exclusive right to file a plan or reorganization, or the incurrence of other indebtedness under section 364 of the Bankruptcy Code

                         4. Any stay or modification of the Interim Order or interim or final orders of the bankruptcy court approving the sale of the Assets under the Definitive Sale Documentation or the DIP Facility

                         5. The filing of a chapter 11 plan or a motion for approval of an agreement with respect to the disposition of the Assets that does not provide for the sale of the Assets pursuant to the Definitive Sale Documentation or that is otherwise not satisfactory to the Lender

Governing Law:           Internal law of the State of New York



Agreed of this
3rd day of December, 1997


/s/      Delbert F. Bloss, Jr.               /s/    Purnendu Chatterjee
------------------------------               --------------------------
By:      Delbert F. Bloss, Jr.               By:    Purendndu Chatterjee
Title:   President and CEO                   Title: Manager



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